U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[x]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Kingsway Financial Services Inc.
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   (Last)                            (First)              (Middle)

5310 Explorer Drive
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                                    (Street)

Mississauga, Ontario L4W 5H8 Canada
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   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

American Country Holdings, Inc. (ACHI)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

December 31, 2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [_]  Form filed by one Reporting Person
     [x]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                          7/2/01        P3(1)            555,471     A      $1.9035   1,126,900     D
                                                                                        per share
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Series A            $1.75    12/27/00 P3(1)    100,000       Immed-   N/A      Common    571,429 $10 per  1,126,900 D
Convertible                                                  iately            Stock             share
Preferred
Stock

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) The reporting person acquired 555,471 shares of Common Stock on July 2, 2001.  When added to the number of shares of the report-
ing person's prior holdings of Series A Convertible Preferred Stock which are convertible into Common Stock, this purchase on July
2, 2001 caused the reporting person to become a 10% owner of American Country Holdings, Inc.

====================================================================================================================================


         /s/ William G. Star                                February 20, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        WILLIAM STAR
        PRESIDENT


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION


Name:    American Service Insurance Company, Inc.

Address: c/o Kingsway Financial Services, Inc.
         5310 Explorer Drive
         Mississauga, Ontario L4W5H8 Canada


Designated Filer: Kingsway Financial Services Inc.

Date of Event
Requiring Statement: July 2, 2001


Signature: /s/ James R. Zuhlke
          -----------------------------
Name:     James R. Zuhlke
Title:    Chairman

                             JOINT FILER INFORMATION


Name:     Lincoln General Insurance Company

Address:  c/o Kingsway Financial Services, Inc.
          5310 Explorer Drive
          Mississauga, Ontario L4W5H8 Canada



Designated Filer:  Kingsway Financial Services Inc.

Date of Event
Requiring Statement: July 2, 2001


Signature:  /s/ William G. Star
          -----------------------------
Name:     William G. Star
Title:    President and Chief Executive Officer

                             JOINT FILER INFORMATION


Name:     Universal Casualty Company

Address:  c/o Kinsway Financial Services, Inc.
          5310 Explorer Drive
          Mississauga, Ontario L4W5H8 Canada


Designated Filer: Kingsway Financial Services Inc.

Date of Event
Requiring Statement: July 2, 2001


Signature: /s/ Marc Romanz
          -----------------------------
Name:     Marc Romanz
Title:    Chief Operating Officer